EXHIBIT 99.1

Harsco's Fourth Quarter 2003 Diluted Earnings Per Share Total $0.62

HARRISBURG, Pa., Jan. 29, 2004 -- Harsco Corporation (NYSE:HSC):

 --  Q4 Diluted EPS up 5%, $0.62 vs. $0.59
 --  2003 Sales Reach Record $2.1 Billion
 --  Company Posts Record Full-Year Cash Flow from Operations of
     $263 Million
 --  Debt-to-Capital Ratio Reduced to 44.1% from 49.8%

Worldwide industrial services and products company Harsco Corporation (NYSE:HSC) today reported diluted earnings per share of $0.62 in the fourth quarter of 2003, compared with $0.59 in the fourth quarter of 2002. Income from continuing operations was $25.7 million, compared with $23.9 million last year. Fourth quarter 2003 sales totaled $564 million, up approximately 13 percent from sales of $497 million in the same period last year.

Affecting results in the fourth quarter 2003 were increased pension expense of $4.1 million pre-tax and a total of $2.4 million pre-tax in net severance and other reorganization costs. Positive foreign currency translation increased sales by approximately $40.5 million and pre-tax income by approximately $4.4 million in the quarter.

For the full year 2003, income from continuing operations was $87.0 million, or $2.12 diluted earnings per share, compared with income of $88.4 million, or $2.17 diluted earnings per share in 2002. Including discontinued operations, net income in 2003 was $92.2 million or $2.25 diluted earnings per share, compared with net income of $90.1 million or $2.21 diluted earnings per share in 2002. Income from discontinued operations in 2003 was $5.2 million, compared with $1.7 million in 2002. Sales for the full year 2003 were a record $2.119 billion, an increase of approximately 7 percent from sales of $1.977 billion in 2002.

Affecting results from continuing operations in 2003 were increased pension expense of $17.7 million pre-tax, partially offset by income of $4.9 million pre-tax from the termination of certain post-retirement benefit plans in the first half of 2003. Also affecting 2003 full year results from continuing operations was approximately $7.0 million pre-tax in net severance and other reorganization costs. Positive foreign currency translation increased 2003 sales by approximately $126.2 million and pre-tax income by approximately $11.9 million.

Commenting on the Company's results, Harsco Chairman, President and Chief Executive Officer Derek C. Hathaway said, "We are pleased with the results for the fourth quarter. Our balance sheet remains strong, debt levels have been reduced, and we continue to generate high levels of cash flow from operations. We also made additional progress in our strategy for growing our industrial services businesses, with 71 percent of 2003's sales coming from services.

"We paid our 214th consecutive cash dividend in the quarter and announced a dividend increase for the tenth year in a row. Harsco remains committed to delivering long-term value for our shareholders through a combination of cash dividends and increased earnings growth. As we enter 2004, our value-based EVA(r) and Six-Sigma process improvement initiatives along with our growth investment opportunities in Mill Services give us added confidence in achieving our stated goals."

Fourth Quarter Business Segment Review

Mill Services

Fourth quarter 2003 sales increased 24 percent to $227 million from $183 million in the fourth quarter of 2002. Positive foreign currency translation increased sales $25.2 million or 14 percent, while organic growth and the Company's acquisition of the industrial services division of C. J. Langenfelder & Son were responsible for $18.8 million or 10 percent. Operating income for the quarter increased 11.4 percent to $22.8 million from $20.5 million in the same period last year, reflecting positive foreign exchange translation of $3.7 million pre-tax. Operating margins declined to 10.0 percent from 11.2 percent in the fourth quarter of 2002. This year's fourth quarter operating income and margins were unfavorably affected by $1.6 million pre-tax from higher pension costs, while last year's fourth quarter results included income of $2.1 million from the recovery of a bad debt from a customer bankruptcy. Without these items, fourth quarter 2003 operating margins would have been 10.8 percent compared with 10.0 percent in the fourth quarter of 2002.

The outlook for the Mill Services Segment continues to be encouraging. The estimated future value of the Company's mill services contracts currently totals $3.4 billion. Global steel production is expected to rise in 2004, and bidding activity for new mill services contracts and add-on services is strong. Having achieved a substantial pay-down of its debt, the Company plans to devote a significant amount of its strong cash flow from operations to long-term contract initiatives and acquisitions in the Mill Services Segment.

Access Services

Positive foreign currency translation enabled fourth quarter 2003 sales to remain essentially flat with the comparable period last year, at $159 million. Operating income for the quarter was down 9.5 percent and operating margins declined some 70 basis points to 6.9 percent. Positive foreign currency translation increased sales by $14.3 million and operating income by $1.2 million pre-tax in the quarter. The lower operating income and reduced margins were due primarily to higher pension expense of $1.3 million in this year's fourth quarter, while last year's fourth quarter results included income of $2.2 million from asset sales. Without these items, fourth quarter 2003 operating margins would have been 7.8 percent compared with 6.3 percent in the fourth quarter of 2002.

The Company anticipates gradually improving results for its Access Services Segment in 2004. The outlook for non-residential construction spending appears to be modestly improving and pricing is firming. The Company expects its aggressive cost reduction and Six-Sigma initiatives to further enhance margins, while its asset redeployment strategies should also benefit results in 2004.

Gas and Fluid Control

Sales in the fourth quarter of $94.2 million were 10 percent ahead of last year's fourth quarter. Operating income in the quarter increased 7.9 percent to $6.1 million from $5.7 million last year. Margins of 6.5 percent were approximately ten basis points lower than last year's fourth quarter. Results benefited from strong propane product sales due to the severely cold winter in much of the United States, and slightly better year-over-year performance from the air-cooled heat exchangers business, where orders have gradually picked up due to increased drilling for natural gas. The effect of foreign currency translation was not material for this Segment. Pension expense increased by $0.4 million over last year.

This Segment is expected to remain the Company's most challenging business in 2004, particularly in the first quarter. Much of the improvement anticipated for this Segment is expected to occur well into the second half of the year, as some of this Segment's businesses tend to show growth later in the industrial recovery cycle. The strongest performer in 2004 is again expected to be the propane product line. The valve and cylinder product lines continue to be adversely affected by international competition, pricing pressures and difficult end markets. The cryogenic, composites and air-cooled heat exchangers product lines are expected to improve modestly in 2004, with most of the improvement expected in the second half.

Other Infrastructure Products and Services

Fourth quarter 2003 sales of $83.9 million grew 21 percent from last year's $69.1 million. Operating income grew from $7.3 million in the fourth quarter of 2002 to $10.4 million in the fourth quarter of 2003, or 42 percent. Margins also increased in the fourth quarter, from 10.5 percent in 2002 to 12.3 percent in 2003. The effect of foreign currency translation was not material in the quarter. Pension expense increased $0.6 million over 2002's fourth quarter.

Strong performance from the Company's railway track services and equipment business was the primary driver behind the quarter's improved sales. International sales, orders and bids continue to grow for this business. Good year-over-year performance was also achieved by the three other business units in this Segment, with the IKG industrial grating business moving back into profitability from a loss in 2002.

The 2004 outlook for the railway track services and equipment business remains positive, although significant seasonality is anticipated because a large amount of its order book is expected to be delivered in the final quarter of the year. This reflects the customary 9- to 12-month production time on these made-to-order units, as well as the extended delivery and commissioning periods involved in this unit's increasing international activities. The Company expects the IKG business to be profitable in 2004, compared with a full year loss in 2003, while its Reed Minerals roofing granules and abrasives business and Patterson-Kelley process products and heat transfer business are expected to post another solid year of sales, earnings and margins.

Liquidity and Capital Resources

Net cash provided by operating activities for the full-year 2003 was a record $263 million compared with $254 million in 2002. The 4 percent year-over-year increase was primarily due to improvements in working capital components and the timing of other liabilities. Cash used by investing activities was $145 million, compared with $54 million in the prior year, primarily due to increased capital expenditures for organic growth, the acquisition of the mill services unit of C. J. Langenfelder & Son, and lower proceeds from asset sales in 2003.

Debt reduction in 2003 totaled $26 million. On a cash flow basis, debt was reduced by approximately $86 million, but due to the strengthening of major currencies against the U.S. dollar, particularly the British pound sterling and the euro, the translated balance sheet reduction in debt was $26 million or 4.1 percent. The Company's debt-to-capital ratio declined by 570 basis points in 2003 to 44.1 percent, a notable improvement from 49.8 percent at the end of 2002.

The Company's initiatives to reduce its overall capital employed and increase EVA also produced positive results. The Company as a whole improved EVA in 2003 over 2002, with the largest improvement coming from the Mill Services Segment. Six of the Company's nine operating units generated an improvement in EVA for 2003.

Outlook

As evidenced by the comments made regarding each operating segment, the Company remains positive in its 2004 outlook. The Company enters the year without the difficult headwind of the past two years resulting from significant year-over-year increases in pension expense. In fact, the Company does not expect a material change in pension expense this year compared with last year. The Company does expect, however, to continue to benefit through much of the year from favorable foreign currency translation and from the successful refinancing of its $150 million ten-year notes at a lower interest rate, which it completed in September 2003. With a strong balance sheet and significantly reduced debt position from three years ago, the Company intends to devote a significant portion of its cash flows to long-term organic growth initiatives, principally in its Mill Services Segment, and to selected bolt-on acquisitions that meet the Company's strict EVA-positive criteria.

The Company's view remains that 2004 earnings from continuing operations will be in the range of $2.50 to $2.65 per diluted share. With regard to the first quarter of 2004, the Company expects its earnings to be in the $0.35 to $0.38 range, compared with $0.31 per share in the first quarter of 2003. It is worthy to note that included in 2003's first quarter $0.31 EPS was a one-time gain of $0.07 per share from the termination of a post-retirement benefit plan.

Forward-Looking Statements

The nature of the Company's business and the many countries in which it operates subject it to changing economic, competitive, regulatory, and technological conditions, risks, and uncertainties. In accordance with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions expressed or implied herein. Forward-looking statements include information about management's confidence and strategies for performance; expectations for new and existing products, technologies, and opportunities; and expectations regarding growth, sales, cash flows, earnings, and EVA. These statements are identified by the use of such terms as "may," "could," "expect," "anticipate," "intend," "believe," or other comparable terms.

Risk factors and uncertainties which could affect results include, but are not limited to: (1) changes in the worldwide business environment in which the Company operates, including general economic conditions; (2) changes in currency exchange rates, interest rates, and capital costs; (3) changes in the performance of stock and bond markets, particularly in the United States and United Kingdom; (4) changes in governmental laws and regulations, including taxes and import tariffs; (5) market and competitive changes, including pricing pressures, market demand, and acceptance for new products, services, and technologies; (6) unforeseen business disruptions in one or more of the over 40 countries in which the Company operates due to political instability, civil disobedience, armed hostilities or other calamities; and (7) other risk factors listed from time to time in the Company's SEC reports. The Company cautions that these factors may not be exhaustive and that many of these factors are beyond the Company's ability to control or predict. Accordingly, forward-looking statements should not be relied upon as a prediction of actual results. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 4254389.

About Harsco

Harsco Corporation is a diversified, $2.1 billion industrial services and engineered products company. Harsco's market-leading businesses provide mill services, access services, gas and fluid control products, and other infrastructure products and services to customers worldwide. The Company employs approximately 17,500 people in more than 40 countries of operation. Additional information about Harsco can be found at www.harsco.com.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

                           Three Months Ended    Twelve Months Ended
 (In thousands, except        December 31            December 31
  per share amounts)        2003       2002       2003        2002
 --------------------------------------------------------------------
 Revenues from
 continuing
 operations:
  Service sales            $395,269  $353,641  $1,493,942  $1,341,867
  Product sales             168,700   143,624     624,574     634,865
 --------------------------------------------------------------------
   Total revenues           563,969   497,265   2,118,516   1,976,732
 ====================================================================
 Costs and expenses
 from continuing
 operations:
  Cost of services sold     292,656   262,915   1,104,873     981,754
  Cost of products sold     132,216   111,757     499,500     500,010
  Selling, general and
   administrative expenses   86,464    75,481     329,983     312,704
  Research and development
   expenses                     946       614       3,313       2,820
  Other expense               2,447       572       6,955       3,473
 --------------------------------------------------------------------
   Total costs and
    expenses                514,729   451,339   1,944,624   1,800,761
 ====================================================================
   Operating income from
    continuing operations    49,240    45,926     173,892     175,971

 Equity in income (loss)
  of affiliates, net             50       (65)        321         363
 Interest income                644       450       2,202       3,688
 Interest expense            (9,716)   (9,764)    (40,513)    (43,323)
 --------------------------------------------------------------------
   Income from continuing
    operations before
    income taxes and
    minority interest        40,218    36,547     135,902     136,699

 Income tax expense         (12,442)  (11,313)    (41,708)    (42,240)
 --------------------------------------------------------------------
   Income from continuing
    operations before
    minority interest        27,776    25,234      94,194      94,459

 Minority interest in
  net income                 (2,076)   (1,351)     (7,195)     (6,049)
 --------------------------------------------------------------------
 Income from continuing
  operations                 25,700    23,883      86,999      88,410
 --------------------------------------------------------------------
 Discontinued operations:
  Loss from operations of
   discontinued business       (252)     (370)       (668)     (2,952)
  Gain on disposal of
   discontinued business        131       667         765       5,606
  Income related to
   discontinued defense
   business                      --        --       8,030          --
  Income tax benefit
   (expense)                     44      (107)     (2,909)       (958)
 --------------------------------------------------------------------
 Income (loss) from
  discontinued operations       (77)      190       5,218       1,696
 --------------------------------------------------------------------
   Net Income              $ 25,623  $ 24,073  $   92,217  $   90,106
 ====================================================================
 Average shares of
  common stock outstanding   40,848    40,525      40,690      40,360

 Basic earnings per
  common share:
   Continuing operations   $    .63  $    .59  $     2.14  $     2.19
   Discontinued operations       --        --         .13         .04
 --------------------------------------------------------------------
 Basic earnings per
  common share             $    .63  $    .59  $     2.27  $     2.23
 ====================================================================
 Diluted average shares
  of common stock
  outstanding                41,258    40,602      40,973      40,680

 Diluted earnings per
  common share:
   Continuing operations   $    .62  $    .59  $     2.12  $     2.17
   Discontinued operations       --        --         .13         .04
 --------------------------------------------------------------------
 Diluted earnings per
  common share             $    .62  $    .59  $     2.25  $     2.21
 ====================================================================

 Harsco Corporation
 CONSOLIDATED BALANCE SHEETS (Unaudited)

                                          December 31     December 31
 (In thousands)                               2003           2002(a)
 ---------------------------------------------------------------------
 ASSETS
 Current assets:
     Cash and cash equivalents            $   80,210    $   70,132
     Accounts receivable, net                446,875       388,872
     Inventories                             190,221       181,712
     Other current assets                     47,045        61,686
 ---------------------------------------------------------------------
        Total current assets                 764,351       702,402
 ---------------------------------------------------------------------
 Property, plant and equipment, net          866,918       804,495
 Goodwill, net                               407,846       377,220
 Other assets                                 97,483       102,493
 Assets held for sale                          1,437        12,687
 ---------------------------------------------------------------------
        Total assets                      $2,138,035    $1,999,297
 =====================================================================

 LIABILITIES
 Current liabilities:
     Short-term borrowings                $   14,854    $   22,362
     Current maturities of long-term debt     14,252        11,695
     Accounts payable                        188,430       166,871
     Accrued compensation                     46,034        39,456
     Income taxes                             49,488        43,411
     Dividends payable                        11,238        10,642
     Other current liabilities               175,151       179,413
 ---------------------------------------------------------------------
        Total current liabilities            499,447       473,850
 ---------------------------------------------------------------------
 Long-term debt                              584,425       605,613
 Deferred income taxes                        62,483        62,096
 Insurance liabilities                        47,897        44,090
 Other liabilities                           165,897       167,069
 Liabilities associated with assets
  held for sale                                  898         2,039
 ---------------------------------------------------------------------
        Total liabilities                 $1,361,047    $1,354,757
 =====================================================================

 SHAREHOLDERS' EQUITY
 Common stock                                 84,197        83,793
 Additional paid-in capital                  120,070       110,639
 Accumulated other comprehensive
  expense                                   (169,427)     (242,978)
 Retained earnings                         1,345,787     1,296,855
 ---------------------------------------------------------------------
                                           1,380,627     1,248,309
 Treasury stock                             (603,639)     (603,769)
 ---------------------------------------------------------------------
   Total shareholders' equity                776,988       644,540
 ---------------------------------------------------------------------
      Total liabilities and
        shareholders' equity              $2,138,035    $1,999,297
 =====================================================================

 (a) As permitted by the Financial Accounting Standards Board (FASB)
     Statement No. 144, "Accounting for the Impairment or Disposal of
     Long-Lived Assets," 2002 information has been reclassified for comparative purposes.

 Harsco Corporation
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                             Three Months Ended    Twelve Months Ended
                                December 31           December 31
 (In thousands)               2003        2002       2003      2002
 ---------------------------------------------------------------------
 Cash flows from operating
  activities:

  Net income               $  25,623  $  24,073  $  92,217  $  90,106
  Adjustments to reconcile
   net income to net cash
   provided (used) by
   operating activities:
    Depreciation              43,728     38,068    167,161    153,979
    Amortization                 512        437      1,774      1,682
    Equity in (income)
     loss of affiliates,
     net                         (50)        65       (321)      (363)
    Dividends or
     distributions from
     affiliates                   48         --      1,383        144
    Other, net                 1,230        819     (2,678)     8,503
    Changes in assets and
     liabilities, net of
     acquisitions and
     dispositions of
     businesses:
      Accounts receivable     32,426     52,889    (21,211)    30,038
      Inventories              1,073     (7,312)    (2,078)   (13,280)
      Accounts payable        11,755       (342)     5,834    (13,055)
      Net disbursements
       related to
       discontinued
       defense business         (289)      (381)    (1,328)    (1,435)
      Other assets and
       liabilities            (7,682)   (18,244)    22,035     (2,566)
 ---------------------------------------------------------------------
    Net cash provided by
     operating activities    108,374     90,072    262,788    253,753
 ---------------------------------------------------------------------
 Cash flows from
  investing activities:

  Purchases of property,
   plant and equipment       (46,997)   (28,208)  (143,824)  (114,340)
  Purchase of businesses,
   net of cash acquired         (188)    (2,896)   (23,718)    (3,332)
  Proceeds from sales
   of assets                   8,576      8,825     22,794     63,731
  Other investing
   activities                    (43)        (4)       (43)        12
 ---------------------------------------------------------------------
    Net cash used by
     investing activities    (38,652)   (22,283)  (144,791)   (53,929)
 ---------------------------------------------------------------------
 Cash flows from
  financing activities:

  Short-term borrowings,
   net                        (5,935)     3,281    (20,013)   (16,272)
  Current maturities and
   long-term debt:
      Additions               58,487     33,877    323,366    136,970
      Reductions            (115,737)  (104,491)  (389,599)  (294,799)
  Cash dividends paid on
   common stock              (10,718)   (10,130)   (42,688)   (40,286)
  Common stock
   issued-options              1,273        552      8,758     14,011
  Other financing
   activities                 (1,165)    (1,518)    (5,325)    (5,104)
 ---------------------------------------------------------------------
    Net cash used by
     financing activities    (73,795)   (78,429)  (125,501)  (205,480)
 ---------------------------------------------------------------------
 Effect of exchange rate
  changes on cash              7,718      4,346     17,582      8,380
 Net decrease in cash of
  discontinued operations         --         --         --          1
 ---------------------------------------------------------------------
 Net increase (decrease)
  in cash and cash
  equivalents                  3,645     (6,294)    10,078      2,725
 Cash and cash
  equivalents at
  beginning of period         76,565     76,426     70,132     67,407
 ---------------------------------------------------------------------
 Cash and cash
  equivalents at end
  of period                $  80,210  $  70,132  $  80,210  $  70,132
 =====================================================================

 Harsco Corporation
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                          Three Months Ended      Three Months Ended
                          December 31, 2003       December 31, 2002

                                   Operating
                                    Income               Operating
                        Sales(a)   (loss)(b)   Sales(a)   Income(b)
 ---------------------------------------------------------------------
 Mill Services
  Segment               $226,913   $ 22,800    $183,037   $ 20,467

 Access Services
  Segment                158,992     11,027     159,405     12,181

 Gas and Fluid
  Control Segment         94,199      6,104      85,679      5,658

 Other Infrastructure
  Products and
  Services                83,865     10,351      69,144      7,294

 General Corporate           --      (1,042)         --        326
 ---------------------------------------------------------------------
 Consolidated Totals    $563,969   $ 49,240    $497,265   $ 45,926
 =====================================================================

                         Twelve Months Ended     Twelve Months Ended
                          December 31, 2003       December 31, 2002

                                   Operating
                                    Income               Operating
                        Sales(a)   (loss)(b)   Sales(a)   Income(b)
 ---------------------------------------------------------------------
 Mill Services
  Segment              $ 827,521   $ 85,874   $ 696,852   $ 73,540

 Access Services
  Segment                619,069     37,388     587,852     41,699

 Gas and Fluid
  Control Segment        335,126     17,013     350,631     22,978

 Other Infrastructure
  Products and
  Services               336,800     34,005     341,397     37,534

 General Corporate          --         (388)       --          220
 ---------------------------------------------------------------------
 Consolidated Totals   $2,118,516  $173,892   $1,976,732  $175,971
 =====================================================================
 (a) Sales from continuing operations.
 (b) Operating income (loss) from continuing operations.

CONTACT:  Harsco Corporation
          Kenneth Julian
          (717) 730-3683
          kjulian@harsco.com

          Investors
          Eugene M. Truett
          (717) 975-5677
          etruett@harsco.com
          www.harsco.com